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                                                                      EXHIBIT 11
                            FLAGSTAR COMPANIES, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                          (IN THOUSANDS EXCEPT RATIOS)
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                                                               PREDECESSOR                             SUCCESSOR
                                                         JANUARY 1     JULY 21 TO                           YEAR ENDED
                                                        TO JULY 20,   DECEMBER 31,                         DECEMBER 31,
                                                           1989           1989         1990       1991       1992         1993
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Adjustment of common and equivalent shares:
  Average number of common shares outstanding before
     adjustments......................................     48,861         22,000       22,000     22,212      24,883        42,370
  Assumed exercise of stock warrant options...........         --             --           --         --          --            --
       Total average outstanding and equivalent common
          shares......................................     48,861         22,000       22,000     22,212      24,883        42,370
Adjustment of net income (loss):
  Income (loss) from continuing operations............    $20,777       $(77,150)    $(67,813)  $(67,575)  $ (51,775)  $(1,648,235)
  Income (loss) from discontinued operations..........       (918)            --           --         --          --            --
  Adjusted income (loss) before extraordinary item and
     cumulative effect of change in accounting
     principle........................................     19,859        (77,150)     (67,813)   (67,575)    (51,775)   (1,648,235)
  Extraordinary items, net of income tax benefits:
     1992 -- $85,053; 1993 -- $196....................         --             --           --         --    (155,401)      (26,405)
  Adjusted income (loss) before cumulative effect of
     change in accounting principle...................     19,859        (77,150)     (67,813)   (67,575)   (207,176)   (1,674,640)
  Cumulative effect of change in accounting principle,
     net of income tax benefits: 1992 -- $8,785;
     1993 -- $90......................................         --             --           --         --     (17,834)      (12,010)
  Adjusted net income (loss)..........................     19,859        (77,150)     (67,813)   (67,575)   (225,010)   (1,686,650)
  Dividends on preferred stock........................         --             --           --         --      (6,064)      (14,175)
  Adjusted net income (loss) applicable to common
     shareholders.....................................    $19,859       $(77,150)    $(67,813)  $(67,575)  $(231,074)  $(1,700,825)
Earnings (loss) per share applicable to common
  shareholders:
  On continuing operations............................    $  0.43       $  (3.51)    $  (3.08)  $  (3.04)  $   (2.32)  $    (39.23)
  On discontinued operations..........................      (0.02)            --           --         --          --            --
  On income (loss) before extraordinary items and
     cumulative effect of change in accounting
     principle........................................       0.41          (3.51)       (3.08)     (3.04)      (2.32)       (39.23)
  On extraordinary items,net..........................         --             --           --         --       (6.25)        (0.62)
  On income (loss) before cumulative effect of change
     in accounting principle..........................       0.41          (3.51)       (3.08)     (3.04)      (8.57)       (39.85)
  On cumulative effect of change in accounting
     principle, net...................................         --             --           --         --       (0.72)        (0.29)
  On net income (loss)................................    $  0.41       $  (3.51)    $  (3.08)  $  (3.04)  $   (9.29)  $    (40.14)
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